Exhibit (6)(d)

Schedule A

(updated and effective as 07/24/2023)

Fund(s)

Amplify Transformational Data Sharing ETF (BLOK)

Amplify Lithium & Battery Technology ETF (BATT)

Amplify BlackSwan Growth & Treasury Core ETF (SWAN)

Amplify Pure Junior Gold Miners ETF (JGLD)

Amplify BlackSwan ISWN ETF (ISWN)

Amplify Thematic All-Stars ETF (MVPS)

Amplify BlackSwan Tech & Treasury ETF (QSWN)

Amplify Inflation Fighter ETF (IWIN)

Amplify Junior Silver Miners ETF (SILJ)

Amplify Alternative Harvest ETF (MJ)

Amplify U.S. Alternative Harvest ETF (MJUS)

Amplify BlueStar Israel Technology ETF (ITEQ)

Amplify Treatments, Testing & Advancements ETF (GERM)

Amplify AI Powered Equity ETF (AIEQ)

Amplify Etho Climate Leadership U.S. ETF (ETHO)

Amplify Travel Tech ETF (AWAY)